Exhibit 99

Press Release

Horizon Offshore Completes Financing, Signing of Commitment Letter With Israel Electric Corporation and Award of Pemex Contract in Mexico

HOUSTON, March 12, 2004 (PRIMEZONE) -- Horizon Offshore, Inc. (NasdaqNM:HOFF - News) announced today that it has issued $65,400,000 aggregate principal amount of three year subordinated notes bearing interest at 16% with detachable five year warrants to purchase 5,283,300 shares of the Company's common stock for $.01 per share. Horizon received net proceeds of approximately $45.0 million from the issuance of the subordinated notes, after offering costs and repayment of all amounts of principal and interest under the $15.0 million term loan with Elliott Associates. The net proceeds will be used to reduce the revolving credit facilities and provide working capital. Elliott Associates purchased $15.0 million aggregate principal amount of the subordinated notes. Concurrently, the Company has reached agreement with all of its existing lenders to amend all of its existing financial covenants to accommodate the Company's projected operating levels and the extension of its 2004 debt maturity dates.

The Company also announced the signing of a contract with Israel Electric Corporation to enter into a contract for the installation of a 30'' diameter natural gas transmission system pipeline. The project calls for the transportation, installation, burial and precommissioning of approximately 90 km of 30'' pipeline with landfalls at three locations, along with a lateral 5 km x 12'' diameter pipeline. The installation work is planned to commence in the second quarter of this year and completion is scheduled for the end of 2004.

The Company also announced that its subsidiary, HOC Offshore S. de R.L. de C.V., has received a letter of intent from Pemex for the engineering, procurement and construction of several pipelines in the Bay of Campeche. Horizon Offshore will lay and trench pipelines ranging in size from 10'' diameter to 24'' diameter and will perform one shore approach, end connections, topside piping and testing. Offshore construction is scheduled to begin in the second quarter of 2004.

As discussed in previous press releases, the Company recorded a $21.3 million impairment loss on several of its marine construction vessels. Due to lower than expected utilization levels, the values of the Phoenix Horizon, two support vessels, one construction vessel, and a cargo barge have been impaired. The impairment of the Phoenix Horizon is a result of a decline in its fair market value and management's determination not to make capital improvements required to place the vessel into service due to the availability of other operational assets. The sustained economic environment, depressed market for the marine construction industry and increased competition for construction projects throughout 2003 has resulted in a decline in the utilization of the Company's vessels, triggering the impairment of the other vessels and the cargo barge. The impairment losses were based upon the cost of the vessels in excess of their estimated fair value as determined by the estimated discounted future cash flows. Also during the fourth quarter of 2003, the Company recorded a charge of $33.1 million to bad debt expense related to the outstanding claim receivable from Pemex as the Company has been unsuccessful in resolving the outstanding EPC 64 contract claims and because agreement has not been reached regarding these outstanding claims. As the ultimate amount and timing of payment of these claims is uncertain, the Company recorded this reserve for the outstanding receivable to reflect its best estimate of the amount management believes will be collected.

''Our ability to obtain financing despite our current dispute with Pemex regarding the EPC 64 project and overall market conditions in both our industry and the capital markets for our sector, our new relationship with Israel Electric Corporation and our new Pemex contract demonstrate our continuing confidence in our Company. With the addition of these two contracts, our backlog is now over $210 million. We look forward to rewarding the confidence shown in us during this challenging period and delivering quality service to our customers,'' said Bill J. Lam, President and Chief Executive Officer.

The Company will discuss the new financing, its amended financial covenants, project awards and the Company's revenue, cash flow and earnings outlook, as well as its fourth quarter and full year results, at its previously announced earnings conference call scheduled for 2:00 p.m. Central Time (3:00 p.m. Eastern Time) on March 15, 2004. The call will be accessible to the public by telephone or web cast. To participate by telephone, dial (800) 524-4293 (US/Canada) and (706) 679-0668 (International) ten minutes before the call begins and ask for the Horizon Offshore conference call. A telephonic replay will also be available after the conclusion of the call until March 22, 2004. To access the telephonic replay, dial (800) 642-1687 (US/Canada) and (706) 645-9291 (International) using conference identification number / pin number 6081850.

The Company will file copies of the purchase agreement and related documents for its new financing as exhibits to its Annual Report on Form 10-K on Monday, March 15, 2004, as well as discuss in the Form 10-K additional terms and conditions related to the new financing.

Horizon and its subsidiaries provide marine construction services to the offshore oil and gas industry in the U.S. Gulf of Mexico, West Africa, Southeast Asia, and Latin America. The Company's fleet is used to perform a wide range of marine construction activities, including installation of marine pipelines to transport oil and gas and other sub sea production systems, and the installation and abandonment of production platforms.

This press release contains certain forward-looking statements within the meaning of the Private Securities Reform Act of 1995, which involve known and unknown risk, uncertainties and other factors. Among the factors that could cause actual results to differ materially are: the Company's substantial amount of debt, high reliance on external sources of financing and improved cash flow to meet its obligations and reduce its existing debt, resolution of the Company's outstanding claims against Pemex; industry conditions and volatility; prices of oil and gas; the Company's ability to obtain and the timing of new projects; changes in competitive factors; and other material factors that are described from time to time in the Company's filings with the Securities and Exchange Commission.

Actual events, circumstances, effects and results may be materially different from the results, performance or achievements expressed or implied by the forward-looking statements. Consequently, the forward-looking statements often identified with words like ''should'', ''expects'', ''believes'', ''anticipates'', ''may'', ''could'', etc., contained herein should not be regarded as representations by Horizon or any other person that the projected outcomes can or will be achieved.

The Horizon Offshore logo is available at: http://media.primezone.com/prs/single/?pkgid=760

Contact:

Horizon Offshore, Inc.

David W. Sharp

(713) 361-2630